EXHIBIT 2.3.3

                               CONTRACT FOR SALE

         AGREEMENT made this 9th day of June, 1997, between BILL GRAHAM FORD CO. ("Corporation"), EDWARD GRAHAM, JOHN V. VERNER, and EDWARD VERNER ("Shareholders") and MEALEY HOLDINGS, INC., or its assigns ("Buyer").

         The parties have reached an understanding with respect to the sale and purchase of One Hundred Percent (100%) of the outstanding stock of Corporation (the "Stock") and the obligations of Corporation, Shareholders and Buyer in connection therewith.

         IT IS THEREFORE AGREED:

         1. PURCHASE PRICE. The Shareholders agree to sell and the Buyer agrees to purchase, One Hundred Percent (100%) of the Stock and as consideration therefor to pay Four Million Seven Hundred Forty-Nine Thousand Dollars ($4,749,000.00) plus 50% of any increase and less 50% of any decrease in the net book value as reflected in the Closing Date Balance Sheet (as defined below), to be paid as follows:

             (a) Cash in the amount of Two Million Three Hundred Thirty-Four Thousand Dollars ($2,334,000.00).

             (b) Buyer shall receive that number of unregistered common shares of First Team Automotive Corp., a Delaware corporation ("FTAC") determined in accordance with the following:

                           $2,415,000                # of shares of FTAC
                           __________        =       to Shareholders
                                                     ("IPO Shares")
                           per share price
                           received by
                           FTAC in its
                           initial public
                           offering

             (c) The balance of the purchase price shall be paid in cash upon the closing by Buyer in the event of an upwards adjustment or by the Shareholders in the event of a downward adjustment.

         2. CONDITIONS. This purchase price for the Stock set forth in Section 1 above is based on the net worth of the Corporation, which Shareholders represent to the Buyer will be ___________________________ Dollars ($__________). The
Buyer shall determine the net worth

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

of the Corporation prior to Closing and Buyer and Shareholders shall arrive at a balance sheet as of the date of Closing (the "Closing Date Balance Sheet"). The purchase price shall be adjusted upwards by fifty percent (50%) of the amount by which the net worth of the Corporation as determined in the Closing Date Balance Sheet is greater than __________________________ Dollars ($___________) and adjusted downwards by fifty percent (50%) of the amount by which the net worth of the Corporation as determined in the Closing Date Balance Sheet is less than ___________________________ Dollars ($___________).

         In determining the net worth of the Corporation, Generally Accepted Accounting Principles, consistently applied shall be utilized by Buyer and Corporation. In the event the Buyer and Corporation cannot agree on the Closing Date Balance Sheet, they shall each choose a certified public accountant to whom they shall submit the items in dispute for a determination by said accountant(s) which shall be binding on Corporation and Buyer. For purposes of this Agreement the assets of the limited partnership interest owned by the Corporation shall be valued on a FIFO basis to determine the correctness of the Closing Date Balance Sheet.

         3. EXAMINATION OF RECORDS. After the execution of this Agreement, Corporation will allow the Buyer, its counsel and other representatives full access during normal business hours, or such other reasonable times, to all the books, tax returns, both federal, state and local, records, files, documents, assets, properties, contracts and agreements of Corporation and Corporation shall furnish the Buyer, its officers and representatives with all information concerning its affairs which may be reasonably requested. The Buyer agrees that it will use its best efforts to prevent its review of the foregoing materials from causing any disruption of the business of the Corporation. The Buyer shall exercise its general rights under this provision to ascertain that the business is generally as represented by the financial statement dated March 31, 1997. The Buyer may, on or before thirty (30) days from the date of this Agreement, cancel this Agreement if the results of the Buyer's investigation reveal material discrepancies from that represented in the financial statements.

         4. FAILURE TO CONSUMMATE SALE. In the event the Buyer fails to consummate the purchase of the Stock from the Shareholders for any reason except that described in Paragraph 3 or the failure of a condition precedent as set forth in Paragraph 10, the Shareholders may require specific performance of this Agreement. In the event the Shareholders fail to consummate the sale of the Stock for any reason except the default of Buyer under this Agreement, the Buyer may require specific performance of this Agreement by the Shareholders in any court of competent jurisdiction, in addition to any other rights or remedies which Buyer may have at law or in equity.

         5. CLOSING. The closing of the sale shall take place at the offices of Shutts & Bowen, L.L.P., 20 North Orange Ave., Suite 1000; Orlando, Florida 32801, or such other place mutually agreed by the parties contemporaneously with the initial public offering of FTAC, unless extended by the mutual agreement of Buyer and Shareholders. At the Closing, Shareholders shall deliver to the Buyer, free and clear of all liens, encumbrances and restrictions, an assignment of the Stock, and such other documents as required by this Agreement. Upon such delivery, Buyer shall deliver to the Shareholders, a certified or cashier's check payable to the order of the Shareholders for the cash

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

portion of the purchase price, subject to any adjustments as provided in Paragraph 2 and Buyer shall also deliver the IPO shares.

         6. REPRESENTATIONS AND WARRANTIES. The Shareholders represent and warrant as follows:

             (a) ORGANIZATION AND STANDING OF CORPORATION. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of the Corporation's Articles of Incorporation and all amendments thereof to date, certified by the Secretary of State of Florida, and of the Corporation's Bylaws as amended to date, certified by the Corporation's Secretary, shall be delivered to the Buyer, and are complete and correct as of the date of this Agreement.

             (b) OWNERSHIP. Shareholders are the owners, free and clear of any liens, restrictions, encumbrances or rights of others, of all of the Stock. Shareholders have full right and authority to transfer said Stock to the Buyer, and there are no other shares of the Corporation owned or claimed by any other person or entity. Shareholders own the Stock as follows:

                                             # OF SHARES
              John V. Verner                 ___________
              Edward Verner                  ___________
              Edward Graham                  ___________

              (c) FINANCIAL STATEMENTS. Corporation has delivered to Buyer a copy of the financial statements for the Corporation as of March 31, 1997, a copy of which is attached as EXHIBIT "A" which present a true and complete statement of the Corporation's condition as of that date and an accurate representation of the results of the Corporation's operations for the period indicated and an accurate and complete list of the Corporation's assets, fixed or otherwise. The financial statements have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and which are to be consistently applied through and including the Closing. All other assets so listed are correct and will remain so until Closing, except as might be affected by normal business operations of the Corporation.

             (d) ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the March 31, 1997 financial statement, the Corporation had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including tax liabilities due or to become due and arising out of transactions entered into or any state of facts existing prior thereto. Corporation warrants that there are no material liabilities of any nature or any material amount not fully reflected or reserved against in said statement. Further, all liabilities of the Corporation shall be current as of the date of Closing and reserved for in the Closing Date Balance Sheet. For purposes of this Agreement, the term material shall refer to any individual liability of $250.00 or more, or aggregate liabilities of the Corporation in excess of $2,500.00 or more.

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

             (e) ABSENCE OF CERTAIN CHANGES. Except as set forth in EXHIBIT "B", from March 31, 1997 and continuing through the date of Closing, there has not been (i) any material change in the Corporation's financial condition, assets, liabilities or business, other than changes in the ordinary course of business, none of which have been materially adverse; (ii) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Corporation's properties or business; (iii) any declaration, or setting aside, or payment of any dividend or other distribution in respect to the Corporation's shares, or any direct or indirect redemption, purchase or other acquisition of any such shares; or (iv) any labor strike of the Corporation by its employees, or any event or condition of any character, materially and adversely affecting the Corporation's business or prospects.

             (f) TITLE TO PROPERTIES. The Corporation has good and marketable title to all of its properties and assets, real and personal, including those reflected in the balance sheet of March 31, 1997 [except those sold or otherwise disposed of in the ordinary course of business], subject to no security interests, mortgage, pledge, lien, encumbrance or charge, except for liens shown on the Balance Sheet as securing specified liabilities set forth therein (with respect to which no default exists).

             (g) Except as disclosed on EXHIBIT "C", the Corporation has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of hazardous, toxic or polluting substances; except in accordance with applicable regulations, the Corporation has not treated, stored for more than ninety (90) days, recycled or disposed of any hazardous, toxic or polluting substances on any of its property, and to the best of Corporaton's knowledge, no other person has treated or stored for more than ninety (90) days, substances on any such property; no PCB's, asbestos or urea formaldehyde insulation is present at any property owned or leased by and of the Corporation; and there are no underground storage tanks, active or abandoned, on any of its property.

                  To the best of its knowledge, the Corporation has complied with and is not in violation of any federal, state or local law, regulation, permit, provision or ordinance relating to the generation, storage, transportation, treatment or disposal of hazardous, toxic or polluting substances; have obtained and adhered to all necessary permits and other approvals necessary to store, dispose, and otherwise handle hazardous, toxic and polluting substances; have reported, to the extent required by federal, state and local law, all past and present sites where hazardous, toxic or polluting substances, if any, from the Corporation have been treated, stored or disposed. To the best of its knowledge, the Corporation has not transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is listed or proposed for listing under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA") the Resource Conservation and Recovery Act, as amended, ("RCRA"), or the Clean Water Act, as amended, ("CWA") or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any of the Seller for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, RCRA or the CWA which could lead to a claim being made against Buyer or Corporation.

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

             (h) CONTRACTS. The Corporation has no contract or commitment extending beyond March 31, 1997, or involving payment by the Corporation of more than $1,000.00 in the aggregate, except those listed on the attached EXHIBIT "D" which is made a part hereof. True and complete copies of all listed contracts have been delivered to the Buyer. The Corporation has complied with all the provisions of all such contracts and commitments to which it is a party, and is not in default under any of them nor will the execution of this Agreement result in a default under any of such contracts.

             (i) TAX RETURNS. Both now and up to and including the Closing, the Corporation has paid all due and payable income, social security, withholding, sales, use, unemployment insurance and other taxes to all city, state and federal governments, and have paid all due and payable premiums in satisfaction of their statutory obligations for workers' compensation insurance coverage. The Corporation has duly filed all federal, state and other tax returns required to be filed. All taxes, assessments and other governmental charges at any time known by the Corporation to be due from or upon the Corporation or any of its income, property or assets have been duly paid, and no extensions for the time of payment have been requested. The Corporation has paid, or set upon its books, accruals or reserves adequate for the payment of all federal, state and other income, franchise and other tax liabilities relating to any actions taken by Corporation through the date of Closing. Shareholders hereby indemnify Buyer or Corporation as to any future tax deficiencies, penalties and interest of Corporation not otherwise reserved for, relating to any transaction or event taking place prior to the Closing.

             (j) DIRECTOR AND OFFICERS; COMPENSATION; BANKS. The Corporation shall deliver to the Buyer within ten (10) days of the date of this Agreement a true and complete list, as of the date of this Agreement, certified by the Corporation's treasurer, showing: (i) the names of all the Corporation's directors and officers; (ii) the names and title of all persons whose are employed by the Corporation together with a statement of the full amount presently paid or payable to each such person for services rendered; (iii) the name of each bank in which the Corporation has an account or safe deposit box, and the names of all persons authorized to draw thereon, or to have access thereto; and (iv) the names of all persons holding powers of attorney from the Corporation and a summary statement of the terms thereof.

             (k) LITIGATION. Except as disclosed on EXHIBIT "E" for suits of a character incident to the normal conduct of the Corporation's business and involving not more than $1,000.00 in the aggregate, there is no litigation or proceeding pending, or to the Corporation's knowledge threatened, against or relating to the Corporation, its properties or business, nor does the Corporation know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation relative to the Corporation, its properties or business.

             (l) LEASE, CONTRACTS AND LICENSES. Corporation represents and warrants that the transfer of the Stock in accordance with the terms of this Agreement will not constitute a prohibited assignment or transfer of any of the licenses, leases or contracts of the Corporation, and that all of the foregoing will remain in full force and effect without acceleration as a result of this transaction.

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

             (m) DISCLOSURE. No representation or warranty by the Corporation and/or Shareholders in this Agreement, nor any statement or certificate furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

             (n) PROFIT SHARING AND BENEFIT PLANS. Except as disclosed on EXHIBIT "F", there are no employee benefit plans and agreements maintained by Corporation for the benefit of its Shareholders, officers, directors or employees. There are no contributions or payments due with respect to such plans or agreements, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. Corporation is in compliance in all respects with the presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred and is continuing with respect to any plan covered by ERISA. There would be no liability of any of Corporation under Subtitle D of Title IV of ERISA if any plan were terminated as of the Closing Date and Corporation has not incurred any withdrawal liability to any multi-employer plan and does not have any contingent withdrawal liability to any multi-employer plan under ERISA, as amended by the Multi-employer Pension Plan Amendments Act of 1980.

             (o) GUARANTEES. Corporation is not a guarantor, surety, endorser or accommodation party for any third party, or otherwise obligated for the debt of any person except as reflected in the March 31, 1997 Financial Statements.

         7. CONDUCT OF BUSINESS PENDING CLOSING. The Shareholders and Corporation covenant that, pending the closing:

             (a) The Corporation's business will be conducted only in the ordinary course and there shall be no acceleration of payment of any contract or change in rate of compensation payable to any employee in the form of a bonus or otherwise, other than commitments previously disclosed to Buyer in writing.

             (b) No change will be made in the Corporation's Articles of Incorporation or Bylaws, except as may be first approved in writing by the Buyer.

             (c) No change will be made in the Corporation's authorized or issued corporate shares.

             (d) No contract or commitment will be entered into by or on behalf of the Corporation, except normal commitments in the ordinary course of business, without the Buyer's written approval.

             (e) No change will be made affecting the personnel, or banking or safe deposit arrangements of the Corporation without the Buyer's written approval.

             (f) All debts will be paid as they become due.

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

             (g) No contract right of the Corporation will be waived without Buyer's written approval.

             (h) No obligations except current liabilities under contracts entered into the ordinary course of business will be incurred without Buyer's written approval.

         8. CORPORATION PERSONNEL. The Buyer shall have no obligation to employ Corporation's personnel, if any, after the Closing.

         9. CONDITIONS PRECEDENT. All obligations of the Buyer and Shareholders under this Agreement, are, at its option, subject to the fulfillment, prior to or at the closing, of each of the following conditions:

             (a) FORD MOTOR COMPANY APPROVAL. Approval of the transaction by Ford Division of Ford Motor Company of the transfer of the Stock to Buyer.

             (b) COMPLETION OF IPO. Completion of an initial public offering of FTAC on or before November 15, 1997.

             (c) HART-SCOTT-RODINO ANTITRUST ACT. All applicable waiting periods related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR" Act") shall have expired.

             (d) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The Shareholders' representations and warranties contained in this Agreement shall be true at the time of Closing.

             (e) PERFORMANCE. The Shareholders shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

             (f) OPINION OF SHAREHOLDERS' COUNSEL. The Corporation shall have delivered to the Buyer an opinion of the Shareholders' counsel, Robert S. Trinkle, Esq., Trinkle, Redman, Swanson, Byrd & Coton, P.A., 121 North Collins St., Plant City, Florida 33564-9040, dated the closing date, that the Corporation's corporate existence, good standing, and authorized and issued stock are as stated in subparagraphs (a) and (b) of Paragraph 6; and that, except as may be specified by such counsel, they do not know or have any reasonable grounds to know of any litigation, proceeding, or governmental investigation pending or threatened against, or relating to, the Corporation, its properties, or business.

         10. INDEMNIFICATION. The Shareholders shall indemnify and hold harmless the Corporation and the Buyer, at all times after the date of this Agreement, against and in respect of:

             (a) UNDISCLOSED LIABILITIES. All material liabilities of the Corporation of any nature, whether accrued, absolute, contingent, or otherwise, existing at Closing or thereafter arising out of facts or transactions existing or taking place prior to Closing, to the extent not reflected or reserved against in full in the Corporation's Closing Date Balance Sheet, including, without limitation, any tax

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

liabilities to the extent not so reflected or reserved against, accrued in respect of, or measured by the Corporation's income for any period prior to Closing, or arising out of transactions entered into, or any state of facts existing, prior to such date;

             (b) INTERIM LIABILITIES. All material liabilities of, or claims against, the Corporation arising out of the conduct of the Corporation's business between March 31, 1997 and the Closing otherwise than in ordinary course, or arising out of any presently existing contract or commitment of the character described in subparagraph (h) of paragraph 6 and not listed therein, or arising out of any contract or commitment entered into or made by the Corporation between the date hereof and the Closing except as permitted by the provisions of subparagraph (d) of paragraph 6 and not reflected on the Closing Date Balance Sheet;

             (c) MISREPRESENTATION. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Corporation and/or Shareholders under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Buyer hereunder; and

             (d) INCIDENTAL EXPENSES. All actions, suits, proceedings, demands, assessments, judgment, costs, attorneys' fees (including appellate and bankruptcy proceedings), and expenses incident to any of the foregoing.

             The Shareholders shall reimburse the Corporation or the Buyer, on demand for any payment made or required to be made by the Corporation or the Buyer at any time after Closing, in respect of any liability or claim to which the foregoing indemnity relates. The maximum amount of this indemnity shall not exceed the total purchase price.

         11. HSR ACT FILINGS. To the extent such filings have not been completed prior to the execution of this Agreement, each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Shareholders shall consult with Buyer.

         12. BROKERAGE. The Shareholders and Buyer each represent and warrant to the other that all negotiations relative to this Agreement have been carried on by them directly with each other, without the intervention of any person, and each party shall indemnify the other and hold it harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by such party in connection with this Agreement or such transactions.

         13. NATURE AND SURVIVAL OF REPRESENTATIONS. All statements contained in any certificate or other instrument delivered by or on behalf of the Corporation and/or Shareholders pursuant hereto,

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

or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Corporation and/or Shareholders hereunder. All representations, warranties, and agreements made by the Corporation and Shareholders in this Agreement, or pursuant hereto, shall be deemed made pro rata based on the Shareholders' ownership percentage in the Corporation immediately prior to Closing, except as otherwise expressly stated, and shall survive the Closing and any investigation conducted in connection with this Agreement for a period of three (3) years.

         14. CLAIMS. Following Closing, Shareholders shall have no claims against or be due any sums from Corporation except as otherwise provided pursuant to the terms of this Agreement and any related agreements.

         15. BENEFIT. This Agreement shall be binding upon, and inure to the benefit of, the respective legal representatives of the Shareholders, and the successors and assigns of the Buyer. Without limiting the foregoing, the Shareholders' rights hereunder may be enforced by it in its own name. In the event that the Buyer causes the assets and business of the Corporation to be transferred to some other corporation, the rights of the Buyer hereunder may be enforced by such other corporation in its own name.

         16. ENFORCEMENT. This Contract may be enforced by a specific performance action by the Buyer if the Shareholders, without just cause, refuse to complete this Agreement in addition to any other remedy Buyer may have at law or in equity.

         17. CONSTRUCTION. This Agreement shall be governed by the laws of the State of Florida.

         18. NOTICES. All notes, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, or delivered by overnight courier, if to Corporation or Shareholders, at 300 W. Reynolds St., Plant City, Florida 33566, with a copy to Robert S. Trinkle, Esq., Trinkle, Redman, Swanson, Byrd & Coton, P.A., 121 North Collins St., Plant City, Florida 33564-9040, or at such other address as either of them may have furnished to the Buyer in writing, or, if to the Buyer, 350 S. Lake Destiny Dr., #200, Orlando, Florida 32810, with a copy to: J. Gregory Humphries, Esq., Shutts & Bowen, L.L.P., 20 North Orange Ave., Suite 1000, Orlando, FL 32801-4626, or at such other addresses as Buyer may have furnished to Corporation in writing.

         19. EXPENSES. Each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

         20. ATTORNEYS' FEES. In the event it becomes necessary for either party to enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to such damages or other relief as may be granted, to recover reasonable attorneys' fees and costs, such attorneys' fees to include those incurred on any appeal.

         21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or

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

communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Executed the day and year first above written.

Signed in the presence of:                     CORPORATION:

                                               BILL GRAHAM FORD CO.
--------------------------------
Print Name:
           ---------------------
                                               By:
--------------------------------                  -----------------------------
Print Name:                                    Name:
           ---------------------                    ---------------------------
                                               Title:
                                                     --------------------------

                                               SHAREHOLDERS:
--------------------------------
Print Name:
           ---------------------


--------------------------------               --------------------------------
Print Name:                                    JOHN V. VERNER
           ---------------------


--------------------------------
Print Name:
           ---------------------


--------------------------------               --------------------------------
Print Name:                                    EDWARD VERNER
           ---------------------


--------------------------------
Print Name:
           ---------------------


--------------------------------                -------------------------------
Print Name:                                     EDWARD GRAHAM
           ---------------------

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                                                BUYER:
                                                MEALEY HOLDINGS, INC.
--------------------------------
Print Name:
           ---------------------
                                                By:
--------------------------------                    ---------------------------
Print Name:                                            DONALD C. MEALEY,
           ---------------------                       President

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